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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5 )*


                          Hyperion Software Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   44914Q-10-5
                          ----------------------------
                                 (CUSIP Number)





Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item l; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
 (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of 5 pages

---------------------------                         ---------------------------
  CUSIP No.  44914Q-10-5              13G                 Page  2  of   5
             -----------                                       ---    ----
---------------------------                         ---------------------------


                                  SCHEDULE 13G

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

         James A. Perakis
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [ ]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   841,376
        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  -0-
          EACH            ------------------------------------------------------
       REPORTING          7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                    841,376
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         841,376 Shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*.


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         4.7 %
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON.

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:
            --------------

            Hyperion Software Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            900 Long Ridge Road,
            Stamford, CT  06902

Item 2(a).  Name of Person Filing:
            ---------------------

            James A. Perakis

Item 2(b).  Address of Principal Business Office or, if none, Residence:
            -----------------------------------------------------------

            900 Long Ridge Road,
            Stamford, CT 06902

Item 2(c).  Citizenship:
            -----------

            USA

Item 2(d).  Title of Class of Securities:
            ----------------------------

            Common Stock, $.01 par value per share

Item 2(e).  CUSIP Number:
            ------------

            44914Q-10-5

Item 3.     If this statement is filed pursuant to rule 13d-1(b), or 13d-2(b),
            -----------------------------------------------------------------
check whether the person filing is a:
------------------------------------

            (a)   [ ]    Broker or Dealer registered under Section 15 of the Act

            (b)   [ ]    Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]    Insurance Company as defined in section 3(a)(19) of
                         this act

            (d)   [ ]    Investment Company registered under section 8 of the
                         Investment Company Act

            (e)   [ ]    Investment Adviser registered under section 203 of the
                         Investment Advisers Act of 1940

            (f)   [ ]    Employee Benefit Plan, Pension Fund which is subject to
                         the provisions of the Employee Retirement Income
                         Security Act of 1974 or Endowment Fund; see Rule
                         13d-1(b)(1)(ii)(F)

            (g)   [ ]    Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G) (Note: See Item 7)

            (h)   [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

            (Not Applicable)

Item 4.     Ownership:
            ---------

            (a) Amount Beneficially Owned:

            841,376 shares of Common Stock: Represents 241,376 shares of Hyperion Common Stock and 600,000 shares that Mr. Perakis may acquire upon exercise of options vested and exercisable at February 28, 1997.

            (b) Percent of Class:

            4.7% - Calculated based on the 17,466,289 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Hyperion Software Corporation for the quarterly period ended December 31, 1996.

            (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote

                         841,376

                  (ii)   shared power to vote or to direct the vote

                         -0-

                  (iii)  sole power to dispose or to direct the disposition of

                         841,376

                  (iv)   shared power to dispose or to direct the disposition of

                         -0-

Item 5.     Ownership of Five Percent or Less of a Class:
            --------------------------------------------

            Mr. Perakis has ceased being the beneficial owner of more than 5% of Hyperion Software Corporation Common Stock.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            ---------------------------------------------------------------

            Not applicable.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
the Security Being Reported on By the Parent Holding Company:
------------------------------------------------------------

            Not applicable.


                              Page 3 of 5 pages

---------------------------                         ---------------------------
  CUSIP No.  44914Q-10-5              13G              Page  4  of  5  Pages
             -----------                                    ---    ---
---------------------------                         ---------------------------


Item 8.     Identification and Classification of Members of the Group:
            ---------------------------------------------------------

            Not applicable.

Item 9.     Notice of Dissolution of Group:
            ------------------------------

            Not applicable.

Item 10.    Certification:
            -------------

            Not applicable.  Not filed pursuant to Rule 13d-1(b).


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             February 10, 1997
                           -----------------------------------------------------
                                                    Date



                           -----------------------------------------------------
                                                  Signature


                           James A. Perakis, Chairman &  CEO-Hyperion Software
                           ---------------------------------------------------
                           Corporation
                           -----------

---------------------------                         ---------------------------
  CUSIP No.  44914Q-10-5              13G              Page  5  of   5  Pages
             -----------                                    ---     ---
---------------------------                         ---------------------------


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                          FEDERAL CRIMINAL VIOLATIONS
                              (SEE 18 U.S.C. 1001)